UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 13, 2021

HireRight Holdings Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-40982	82-1092072
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Centerview Drive, Suite 300	Nashville	Tennessee	37214
(Address of Principal Executive Offices)			(Zip Code)
(615) 320-9800
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	HRT	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Appointment of Director

The Board of Directors (the “Board”) of HireRight Holdings Corporation (the “Company”) has appointed James LaPlaine to serve as a member of the Board, effective December 13, 2021. The Board designated Mr. LaPlaine as a Class II director with a term expiring at the 2024 annual meeting of stockholders or until his successor has been duly elected and qualified. Mr. LaPlaine will serve as a member of the Board’s Privacy and Cybersecurity Committee.
Mr. LaPlaine was most recently EVP and Chief Technology Officer of Red Ventures, LLC, a portfolio of digital companies that use an online marketplace to connect consumers and brands from 2018 to 2021. Before joining Red Ventures, LLC, he held various management and executive-level positions at AOL over a period of sixteen years including CIO & SVP, Technology Operations. While at AOL, Mr. LaPlaine also served as Executive Director at Technology Business Management Council. Mr. LaPlaine is currently a Strategic Advisor to Red Ventures, LLC, and a Senior Advisor to Brighton Park Capital. Mr. LaPlaine holds a degree in Computer Science from State University of New York at Oswego.
There are no arrangements or understandings between Mr. LaPlaine and any other person pursuant to which he was selected as a director. There are also no family relationships between Mr. LaPlaine and any director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, nor are any such transactions currently proposed.
Mr. LaPlaine will participate in the Company’s non-employee director compensation program, pursuant to which he will receive cash compensation of $70,000 per year for service on the Board and $10,000 per year for service on the Privacy and Cybersecurity Committee, and an initial equity award with a Dollar-denominated value of $68,750 for the period from his appointment to the date of the Company’s 2022 annual meeting. The initial equity award (i) is made pursuant to the Company’s 2021 Omnibus Incentive Plan; (ii) consists of Restricted Stock Units covering a number of shares determined by dividing the Dollar-denominated value of the award by the fair market value of a single share of the Company’s common stock on the date of commencement of Mr. LaPlaine’s service; and (iii) vests, subject to continued board service, the earlier of May 17, 2022 or the date of the Company’s 2022 annual meeting, subject to accelerated vesting upon (but effective immediately prior to) the occurrence of a change in control of the Company. If Mr. LaPlaine ceases board service for any reason other than removal for cause before vesting in full of equity awards, then the restricted stock units comprising his award vest with respect to a pro-rata portion of the underlying shares (up to but not exceeding the number of unvested shares remaining subject to such award) determined based upon the period of board service.
The Company has entered into its standard form of director indemnification agreement with Mr. LaPlaine.
Appointment of Chief Accounting Officer
The Board has appointed Laurie Blanton, age 68, to serve as the Chief Accounting Officer of the Company, effective December 13, 2021. In connection with her appointment, Ms. Blanton will serve as the Company’s principal accounting officer.
Ms. Blanton has served as the Company’s Vice President and Global Controller since April 2020. Before joining the Company, Ms. Blanton was Senior Vice President of Accounting at FabFitFun, Inc. (“FabFitFun”), from September 2019 to March 2020, and before FabFitFun she was the Vice President and Corporate Controller at Crocs, Inc. from September 2016 to September 2019. Ms. Blanton served as the Vice President and Global Corporate Controller at Quiksilver, Inc. (“Quiksilver”), from February 2014 to August 2016. Prior to her tenure at Quiksilver, she held various leadership and finance positions at other public companies. She began her career in public accounting at Arthur Young and Company (which merged with Ernst & Whinney in 1989 to create Ernst & Young LLP), from

1984 to 1989. Ms. Blanton is a California Certified Public Accountant and holds a Bachelor of Business Administration degree in accounting from the University of Michigan.
There are no arrangements or understandings between Ms. Blanton and any other person pursuant to which she was selected as the Chief Accounting Officer. There are also no family relationships between Ms. Blanton and any director or executive officer of the Company, and she has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended, nor are any such transactions currently proposed.

Item 9.01    Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description
99.1	Press Release of HireRight Holdings Corporation issued on December 14, 2021
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HireRight Holdings Corporation

Date: December 14, 2021	/s/	Thomas M. Spaeth
	Name:	Thomas M. Spaeth
	Title:	Chief Financial Officer